Exhibit (d)(5)

EXPENSE LIMITATION AGREEMENT

THIS AGREEMENT is effective as of the 30th day of October, 2015, between U.S. Bancorp Asset Management, Inc., as investment advisor (the “Advisor”), and First American Funds, Inc. (“FAF”).

WHEREAS, FAF is comprised of multiple investment portfolios (each a “Fund” and, collectively, the “Funds”), each of which offers one or more classes of shares; and

WHEREAS, the Advisor wishes to contractually limit fees and reimburse expenses for certain Funds within FAF through October 31, 2016; and

WHEREAS, it is in the interests of both the Advisor and the shareholders of the Funds to limit Fund expenses as set forth herein.

NOW, THEREFORE, in consideration of the foregoing, the parties hereto agree that the Advisor will limit its fees and/or reimburse Fund expenses to the extent necessary to limit the annual operating expenses net of acquired fund fees and expenses of the Funds to the amounts set forth in Exhibit A hereto (which limits are set forth for each Fund on a class-by-class basis). The Advisor agrees that it may not be reimbursed by FAF for the fees waived or reimbursements made by the Advisor under the terms of this agreement. The Advisor agrees to continue the foregoing expense limits through October 31, 2016. Thereafter, any expense limit may be changed upon prior notice to FAF’s Board of Directors.

IN WITNESS WHEREOF, the parties have signed this agreement as of the day and year first above written.

U.S. BANCORP ASSET MANAGEMENT, INC.		FIRST AMERICAN FUNDS, INC.

By:	/s/ Jill M. Stevenson	By:	/s/ James D. Palmer
Name:	Jill M. Stevenson	Name:	James D. Palmer
Title:	Head of Operations and Mutual Funds Treasurer	Title:	Vice President

Exhibit A

Money Market Funds	Annual Operating Expense Limitation (Net of Acquired Fund Fees and Expenses) as a Percentage of Average Daily Net Assets

Government Obligations – Class A	0.7500%
Government Obligations – Class D	0.6000%
Government Obligations – Class Y	0.4500%
Government Obligations – Class Z	0.2000%
Government Obligations – Institutional Investor Class	0.3000%

Prime Obligations –- Class A	0.7500%
Prime Obligations – Class D	0.6000%
Prime Obligations – Class I	0.4000%
Prime Obligations – Class Y	0.4500%
Prime Obligations – Class Z	0.2000%
Prime Obligations – Institutional Investor Class	0.3000%

Tax Free Obligations – Class A	0.7500%
Tax Free Obligations – Class D	0.6000%
Tax Free Obligations – Class Y	0.4500%
Tax Free Obligations – Class Z	0.2000%
Tax Free Obligations – Institutional Investor Class	0.3000%

Treasury Obligations – Class A	0.7500%
Treasury Obligations – Class D	0.6000%
Treasury Obligations – Class Y	0.4500%
Treasury Obligations – Class Z	0.2000%
Treasury Obligations – Reserve Class	0.9400%
Treasury Obligations – Institutional Investor Class	0.3000%

US Treasury Money Market – Class A	0.7500%
US Treasury Money Market – Class D	0.6000%
US Treasury Money Market – Class Y	0.4500%
US Treasury Money Market – Class Z	0.2000%
US Treasury Money Market – Institutional Investor Class	0.3000%